EXHIBIT 2 page 1 of 1

DISCLOSURE

SECTION X. New Subsidiary Issuances of Securities to
           Nonaffiliates

                 As of September 30, 2003

Entergy-Koch LP disclosure:

  Name of Subsidiary: Entergy-Koch LP
  Book value of Entergy's investment account in the subsidiary: $1,023,905,353
  Balance sheet account where the investment and the cost of the investment are booked:

  - Investment in subsidiary - $433,918,250
  The amount invested in the subsidiary by Entergy: $433,918,250
  Type of corporate entity: a limited partnership
  Percentage owned by Entergy: 50% through various 100% owned subsidiaries
  Name and percentage of other non-Entergy owners: Koch Energy, Inc.-50%
  Purpose of investment in the subsidiary: to own interest in energy-related businesses
  Amounts and types of securities to be issued by the subsidiary:
    Up to $278.1 million aggregate principal amount of notes under a 364-Day Credit Agreement
    Up to $105.0 million aggregate principal amount of notes under a Five-Year Term Credit Agreement